Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.6

First Amendment

to

License Agreement

This Amendment is made as of and effective from Dec. 5, 2016 (“Effective Date”)

between

Argos Therapeutics, Inc.

(hereinafter “Argos”)

- and -

Lummy (Hong Kong) Co., Ltd.

(hereinafter “China Company”)

WHEREAS, Argos and China Company entered into a license agreement dated April 7, 2015 (the “License Agreement”);

WHEREAS, the original License Agreement provided for technology transfer of Argos’ Automated Systems for manufacture of AGS-003 and now the parties would like to further include technology transfer of Argos’ manual method for manufacturing AGS-003 to China Company;

WHEREAS, Argos holds a non-exclusive royalty-bearing license dated April 1, 2012 from the University of Antwerp and Gerold Schuler to [**] with the right to grant sublicenses (“Antwerp License”), and China Company wishes to obtain such sublicense; AND

WHEREAS the parties now require that the Agreement be amended as set forth herein,

the parties agree to amend the Agreement as follows:

1.	In Article 1 (“Definitions”), the following Sections 1.103 to 1.104 are added:

1.103 “Antwerp China Patent Rights” means [**] and any reissues, re-examinations or extensions thereof, excluding [**].

1.104 “Manual Method” means the same or substantially similar method used to manufacture AGS-003 for Argos’ ADAPT trial, without use of the Automated Systems.

1.105 “Research Technology Transfer” means the training of selected China Company personnel in research techniques and procedures at the Argos facility for the following Argos protocols: [**].

2.	The following Section 2.6 is added to Article 2 (“Licenses”):

2.1.6 Argos hereby grants China Company a non-exclusive and royalty-bearing sublicense under Antwerp China Patent Rights for the sole purpose of Developing, Manufacturing and Commercializing the Licensed Products in the Field in the China Company Territory. Such sublicense is subordinate to the terms and conditions of the Antwerp License. China Company shall pay to Argos, and Argos shall pass through to the University of Antwerp all fees and royalties due under the Antwerp License in connection with its use of the Antwerp China Patent Rights. China Company agrees to comply with the terms of the Antwerp License, including but not limited to reporting requirements.

3.	The following Section 3.2.1.1 shall be inserted after Section 3.2.1:

3.2.1.1 Pass-through royalties and fees payable by China Company under the sublicense of the Antwerp China Patent Rights. Making, offering for sale, selling or importing a Licensed Product made by the Manual Method requires a sublicense from Argos under the Antwerp License in cases where a Licensed Product or manufacture thereof would, absent the sublicense granted hereunder, infringe Antwerp China Patent Rights. China Company will pay to Argos, and Argos will pass through, all fees due to the University of Antwerp under section 5.1(b, c and d) of Antwerp License in connection with China Company’s activities in China Company Territory. Such payments shall be in addition to any amounts due to Argos under the License Agreement, and the Recoupment Threshold will not apply. The obligation to pay these pass-through royalties and other fees under such sublicense will cease upon expiration of the Antwerp China Patent Rights.

4.	Section 3.3 is amended to read in its entirety as follows:

3.3       Milestones. Subject to the terms and conditions of this Agreement, China Company shall make the non-refundable, non-creditable milestone payments to Argos set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to a Licensed Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**].

The following shall be deemed to be material breaches of this Agreement, subject, however to the notice and cure period set forth in 10.2.l(a): (a) the Milestone Event set forth in (i) above is not completed within [**] months after the Trigger Event, (b) the Milestone Event set forth in (ii) above is not completed within [**] months after the Trigger Event, or (c) the Milestone Event set forth in (v) above is not completed within [**] months after the Trigger Event, and, in each case, the failure to complete the applicable Milestone Event is not directly related to acts or omissions by Argos. In addition, failure to achieve the following shall be deemed to be material breaches of this Agreement: (i) within [**] months of the first [**] U.S. FDA approvals obtained by Argos for a Licensed Product, China Company must Initiate Clinical Study of said Licensed Products, and (ii) within [**] months from Initiation of a Pivotal Clinical Study for said Licensed Products, China Company must submit the relevant application(s) for the Regulatory Approval to Commercialize said Licensed Products. Notwithstanding the foregoing, the Parties acknowledge and agree that the regulatory process to obtain Regulatory Approval for the Licensed Product in the China Company Territory has a high level of uncertainty and in the event that the failure to achieve a milestone set forth in (v), (vi), or (vii) is primarily attributable to regulatory requirements or delays caused by Regulatory Authorities in the China Company Territory which are out of the control of China Company and which could not reasonably be anticipated as of the Effective Date (an “Intervening Regulatory Event”), the Parties agree to renegotiate the relevant Milestone Events in good faith in a manner reasonably taking into consideration the Intervening Regulatory Event.

5.      To the last sentence of Section 4.8.2, the following sentence is added: “Prior to the initiation of clinical trials by China Company, the Parties will develop and agree in writing to a Quality Agreement (“Quality Agreement”).”

Similarly, Schedule F is amended with regard to the reporting requirements corresponding to Section 4.8.2 to require that the Parties will develop and agree in writing upon a Pharmacovigilance Agreement prior to the initiation of clinical trials by China Company.

6.	The following sentence is added to the end of Section 6.2 (Technology Transfer Responsibilities):

The Parties will execute a technology transfer agreement, using good faith efforts to do so prior to [**].

7.	Schedule E (“Technology Transfer Activities”), section entitled “Target Date” is amended to read in its entirety as follows:

Target Date

Technology Transfer of the Manual Method and/or Research Technology Transfer shall commence in [**]. If China Company chooses to proceed with Technology Transfer of the Automated Systems, China Company shall send written notice to Argos when Technology Transfer is practicable following the successful production of at least five batches of Licensed Product at Argos’ principal manufacturing facility for North America (currently in Durham, North Carolina) and the filing of an amendment to Argos’ BLA for AGS-003 to include manufacture using the Automated Systems.

All other terms and conditions will remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized corporate officers or representatives as of the Effective Date of this Amendment.

Argos Therapeutics, Inc.		Lummy (Hong Kong) Co., Ltd.

By:	/s/Jeff Abbey	By:	/s/ Xuefeng Leng

Name:	Jeff Abbey	Name:	Xuefeng Leng

Title:	President and CEO	Title:	Director